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                                                                     Exhibit 2.4

                 FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

     THIS FIRST AMENDMENT (the "Amendment") to the STOCK PURCHASE AGREEMENT dated as of August 22, 1997 (the "Agreement") is entered into as of the 31st day of October, 1997 by and among MCC ACQUISITION CORP. ("MCCAC"), PIC RESOURCES CORP. ("PICR"), WAYNE WRIGHT and BONNER HARDEGREE as the only shareholders of PICR (the "PICR Shareholders") and ATN COMMUNICATIONS INC., a wholly-owned subsidiary of PICR ("ATN").

                                   RECITAL

     MCCAC, PICR, the Shareholders and ATN mutually desire to amend the Agreement in the manner set forth in this Amendment.

                                 AGREEMENTS

     In consideration of the recital and the agreements set forth in the Agreement as amended hereby, the parties agree:

     1. A new section 1.4 is added to the Agreement to read in its entirety as follows:

         1.4 Special Default Right. Pursuant to a Stock Purchase Agreement dated August 22, 1997, as amended by a First Amendment dated October 31, 1997 (the "PIC Purchase Agreement"), MCCAC will issue and deliver its "Short-Term Note" (as defined in the PIC Purchase Agreement) to the shareholders of Priority International Communications, Inc. The Short-Term Note is payable in full on March 1, 1998. If the Short-Term Note is not paid in full on March 1, 1998, the PIC Majority Shareholders shall have the right, subject to the conditions described in section 1.3 of the PIC Purchase Agreement, to rescind the transactions contemplated by the PIC Purchase Agreement, retaining the $500,000 payable pursuant to section 1.1(a) of the PIC Purchase Agreement as liquidated damages (the "PIC Rescission Right"). If the PIC Rescission Right is exercised by the PIC Majority Shareholders, the PICR Shareholders shall also have the right, exercisable during the 30-day period beginning on March 1, 1998, and subject to the provisions of this section 1.4, to rescind the transactions contemplated by this Agreement, retaining the $30,000 payable pursuant to section 1.1(a) of this Agreement, and the $400,000 advanced to Wayne Wright by Guy Murdock (the "Wright Note") in connection with the acquisition of ATN, which obligation has been assumed by PICR and assigned by Guy Murdock to Murdock Communications Corporation ("Murdock"), as liquidated damages. If the PIC

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Rescission Right and the PICR Rescission Right are exercised, such action shall be the sole remedy for MCCAC's failure to pay the Short-Term Note in full, PICR shall be released from any obligation under the Wright Note, MCCAC, Murdock and the PICR Shareholders shall be fully released from all obligations under this Agreement and all agreements and instruments delivered pursuant to this Agreement and the PICR Shareholders shall surrender to Murdock for cancellation any shares of Murdock common stock issued to the PICR Shareholders pursuant to this Agreement.

     2. In conjunction with the closing of the sale of the Stock, PICR and/or ATN have entered into a $1,000,000 note with Berthel Fisher & Company Leasing, Inc. (the "BFCL Note"). In conjunction with the BFCL Note, PICR has agreed to pay a closing fee of $30,000 (the "Fee"). The BFCL Note and the Fee shall each be a Permitted Liability under the Agreement. The liens securing the BFCL Note shall be Permitted Liens under the Agreement. MCCAC acknowledges that it is fully informed regarding the BFCL Note and the Fee and any liens securing the same and waives any right it may have under the Agreement to require further disclosure regarding the same under the PICR Disclosure Statement or otherwise or to indemnity from the PICR Shareholders therefore.

     3. In conjunction with the Closing, MCCAC shall provide to Wayne Wright a full release from all liability he may have under the Wright Note, which release shall be properly executed by an authorized representative of the holder of such Wright Note.

     4. The date for termination established in Section 9.1(b) is changed to October 31, 1997.

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     5. Except as amended by this Amendment, the Agreement remains in effect, unchanged and binding upon the parties thereto.

                                        MMC ACQUISITION CORP.

                                        BY /s/ Thomas E. Chaplin
                                           -------------------------------
                                           Thomas E. Chaplin, CEO

                                        PIC RESOURCES CORP.

                                        BY /s/ Wayne Wright
                                           -------------------------------
                                           Wayne Wright, President

                                        PICR SHAREHOLDERS:

                                        /s/ Wayne Wright
                                           -------------------------------
                                                  Wayne Wright

                                        /s/ Bonner Hardegree
                                           -------------------------------
                                                   Bonner Hardegree

                                        ATN COMMUNICATIONS INC.

                                        BY /s/ Wayne Wright
                                           -------------------------------
                                           Wayne Wright, President






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